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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Interline Brands, Inc.
Jacksonville, Florida

We consent to the use in this Registration Statement of Interline Brands, Inc. on Form S-1 of our report dated March 23, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS 133, SFAS 142 and SFAS 145), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Jacksonville, Florida
June 15, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM